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                                                                    EXHIBIT 4.22


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

          This Amendment No. 1 to Rights Agreement (this "Amendment") is entered into as of July 20, 1999, by and between IXC COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and U.S. Stock Transfer Corporation (the "Rights Agent"), dated as of September 9, 1998, between the Company and the Rights Agent (the "Rights Agreement").

          WHEREAS the Company has duly authorized the execution and delivery of this Amendment and all things necessary to make this Amendment a valid agreement of the Company have been done. This Amendment is entered into pursuant to
Section 27 of the Rights Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          1. Defined Terms. Terms defined in the Rights Agreement and used and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.

          2. Amendment of Section 1. Section 1 of the Rights Agreement is amended to add the following at the end thereof:

          "(gg) Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates or Associates shall be deemed to be the Beneficial Owner or to have Beneficial Ownership of any of the shares of Common Stock subject to the Stockholders Agreements or the Option Agreement, and neither Parent nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person, each by the reason of the approval, execution, delivery or performance of the Merger Agreement, the Stockholders Agreements or the Option Agreement or the consummation of the transactions contemplated by the Merger Agreement, the Stockholders Agreements or the Option Agreement.

          "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of July 20, 1999, among Parent, Ivory Merger Inc., a Delaware corporation and a wholly owned


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subsidiary of Parent, and the Company, as amended from time to time in accordance with its terms;

          "Merger" shall have the meaning assigned to such term in the Merger Agreement;

          "Option Agreement" shall mean the Stock Option Agreement dated as of July 20, 1999, between the Company, as issuer, and Parent, as grantee;

          "Parent" shall mean CINCINNATI BELL INC., an Ohio Corporation; and

          "Stockholders Agreements" shall have the meaning assigned to such term in the Merger Agreement."

          3. Amendment of Section 3(a). Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Rights Agreement to the contrary, neither a Distribution Date a Flip-In Event, a Flip-Over Event nor a Stock Acquisition Date shall be deemed to have occurred solely as the result of the approval, execution, delivery or performance of the Merger Agreement, the Stockholders Agreements or the Option Agreement or the consummation of the transactions contemplated by the Merger Agreement, the Stockholders Agreements or the Option Agreement."

          4. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is amended by deleting the word "or" in the penultimate line of that section and substituting in its place "," and inserting immediately after the word "hereof" in the last line of that section the following clause: "or (iv) immediately prior to the Effective Time of the Merger. Upon the Expiration Date, the Rights shall expire."

          5. Effectiveness. This Amendment shall be deemed effective as of July 20, 1999, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          6. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.


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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


Attest:                             IXC COMMUNICATIONS, INC.,


/s/ Jeffrey C. Smith                by     /s/ John M. Zrno
-------------------------------       ------------------------------------------
Name:  Jeffrey C. Smith             Name:  John M. Zrno
Title: Senior Vice President        Title: President




Attest:                             U.S. STOCK TRANSFER CORPORATION,


/s/ Richard C. Brown                by     /s/ William Garza
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Name:  Richard C. Brown             Name:  William Garza
Title: Vice-President               Title: Assistant Vice-President